Exhibit 10.24

QUADRAMED CORPORATION

STOCK ISSUANCE AGREEMENT

THIS AGREEMENT is made as of this 30th day of December, 2003, by and between QuadraMed Corporation (“Corporation”), and Lawrence P. English (“Participant”) a Participant in the Corporation’s 1996 Stock Incentive Plan.

All capitalized terms in this Agreement shall have the meaning assigned to them in this Agreement or in the attached Appendix.

A. AWARD OF SHARES

1. AWARD. On the terms and subject to the conditions set forth in this Agreement, the Corporation hereby awards to the Participant, and the Participant accepts from the Corporation, a total of Six Hundred Seventy-Five Thousand (675,000) shares of Common Stock (the “Shares”). The transfer of the Shares shall be subject to the restrictions provided in this Agreement and the transfer shall occur at the offices of the Corporation on the date set forth above or such other place and time as the parties may agree.

2. STOCKHOLDER RIGHTS. Unless and until the Shares are forfeited as hereinafter provided, the Participant (or any successor in interest) shall have all the rights of a stockholder (including voting, dividend and liquidation rights) with respect to the Shares, subject, however, to the restrictions provided in this Agreement.

3. COMPLIANCE WITH LAW. Under no circumstances shall shares of Common Stock or other assets be issued or delivered to Participant pursuant to the provisions of this Agreement unless, in the opinion of counsel for the Corporation or its successors, there shall have been compliance with all applicable requirements of Federal and state securities laws, all applicable listing requirements of any stock exchange (or the Nasdaq National Market, if applicable) on which the Common Stock is at the time listed for trading and all other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery.

B. RESTRICTIONS

1. RESTRICTIONS. Participant hereby accepts the Shares when issued and agrees with respect thereto as follows:

(a) Forfeiture Restrictions. The Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of, other than by a Permitted Transfer, to the extent then subject to the Restrictions. In the event of termination of Participant’s employment with the Corporation for any reason, Participant shall, for no consideration, forfeit to the Corporation all Shares except to the extent vesting is accelerated in accordance with Paragraph 5, 6 or 7. The prohibition against transfer and the obligation to forfeit and surrender Shares to the Corporation upon termination of employment are herein referred to as “Restrictions.” The Restrictions shall be binding upon and enforceable against any transferee of the Shares.

(b) Lapse of Restrictions.

(i) The Restrictions shall lapse as to all the Shares on April 15, 2007 provided that Participant has been continuously employed by the Corporation from the date of this Agreement through the lapse date. If the Participant’s employment is terminated for any reason prior to the lapse date, the Participant shall forfeit all of the Shares, except to the extent vesting is accelerated in accordance with Paragraphs 5, 6 or 7.

(ii) Notwithstanding the foregoing, if the Participant terminates employment voluntarily or if the Participant’s employment is involuntarily terminated due to Nonperformance or due to death or Permanent Disability, then upon the occurrence of such event, the Restrictions shall be deemed to have lapsed, and the Participant shall be deemed to have acquired a vested interest in the Shares as follows: (i) twenty-five percent (25%) of the Shares shall be deemed to have vested on April 15, 2004; and (ii) the balance of the Shares shall thereafter be deemed to have vested in a series of thirty-six (36) equal monthly installments upon the Participant’s completion of each month of Service after April 15, 2004. In addition, if the Participant terminates employment due to death or Permanent Disability, the Participant shall be credited with an additional twelve (12) months of Service for purposes of the foregoing vesting schedule. Any shares for which the Restrictions are not deemed to have lapsed under the foregoing schedule shall be forfeited at the time of the Participant’s termination of employment.

(c) Certificates. A certificate evidencing the Shares shall be issued by the Corporation in Participant’s name, or at the option of the Corporation, in the name of a nominee of the Corporation, pursuant to which Participant shall have voting rights and shall be entitled to receive all dividends unless and until the Shares are forfeited pursuant to the provisions of this Agreement. The certificate shall bear a legend evidencing the restricted nature of the Shares, as more particularly described at Paragraph 2(b), below, and the Corporation may cause the certificate to be delivered upon issuance to the Secretary of the Corporation or to such other depository as may be designated by the Corporation as a depository for safekeeping until the forfeiture occurs or the Forfeiture Restrictions lapse pursuant to this Agreement. Upon request of the Corporation, Participant shall deliver to the Corporation a stock power, endorsed in blank, relating to the Shares then subject to the Forfeiture Restrictions. The Corporation shall not be obligated to issue or deliver any shares of the Corporation’s stock if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any stock exchange (or Nasdaq National Market, if applicable).

(d) Adjustments. In the event of a stock dividend, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or similar transaction affecting the Corporation’s outstanding securities, any new, substituted or additional securities or other property which by reason of such transaction are distributed with respect to any Shares or into which such Shares thereby became convertible shall immediately be subject to the restrictions described in this Paragraph 2. Appropriate adjustments to reflect the distribution of such securities or property shall be made to the number and/or class of the Shares.

2. RESTRICTIVE LEGEND. The stock certificate for the Shares shall be endorsed with the following restrictive legend:

“The shares represented by this certificate are unvested and subject to certain restrictions and accordingly may not be sold, assigned, transferred, encumbered, or in any manner disposed of except in conformity with the terms of a written agreement dated December 30, 2003 between the Corporation and the registered holder of the shares (or the predecessor in interest to the shares). A copy of such agreement is maintained at the Corporation’s principal corporate offices.”

3. TRANSFEREE OBLIGATIONS. Each person (other than the Corporation) to whom the Shares are transferred by means of a Permitted Transfer must, as a condition precedent to the validity of such transfer, acknowledge in writing to the Corporation that such person is bound by the provisions of this Agreement and that the transferred shares are subject to the Restrictions to the same extent such shares would be so subject if retained by Participant.

4. RECAPITALIZATION. Any new, substituted or additional securities or other property (including cash paid other than as a regular cash dividend) which is by reason of any Recapitalization distributed with respect to the Shares shall be immediately subject to the Restrictions, but only to the extent the Shares are at the time covered by such Restrictions. Appropriate adjustments to reflect such distribution shall be made to the number and/or class of securities subject to this Agreement in order to reflect the effect of any such Recapitalization upon the Corporation’s capital structure.

5. CESSATION OF SERVICE:

(a) Should the Participant’s employment be terminated due to an Involuntary Termination, then, upon the occurrence of such event, the Restrictions shall automatically lapse in their entirety, and the Shares shall vest in full.

(b) Should the Participant’s employment terminate due to a “Termination for Cause” (as defined in the Participant’s employment agreement), any unvested Shares shall be immediately forfeited.

6. CORPORATE TRANSACTION.

(a) Immediately prior to the consummation of any Corporate Transaction, the Restrictions shall automatically lapse in their entirety and the Shares shall vest in full, except to the extent the Restrictions are to be assigned to the successor corporation (or parent thereof) in connection with the Corporate Transaction.

(b) To the extent the Restrictions are assigned to the successor corporation (or parent thereof) in connection with a Corporate Transaction, no accelerated vesting of the Shares shall occur upon such Corporate Transaction, and the Restrictions shall continue to remain in full force and effect in accordance with the provisions of this Agreement. The Participant shall, over Participant’s period of Service following the Corporate Transaction, continue to vest in the Shares in accordance with the provisions of this Agreement. However, immediately upon an Involuntary Termination of Participant’s Service within twenty-four (24) months following the Corporate Transaction, the Restrictions shall terminate automatically and all the Shares shall vest in full.

(c) To the extent the Restrictions remain in effect following a Corporate Transaction, such right shall apply to the new capital stock or other property (including any cash payments) received in exchange for the Shares in consummation of the Corporate Transaction, but only to the extent the Shares are at the time covered by such right. Appropriate adjustments shall be made to reflect the effect of the Corporate Transaction upon the Corporation’s capital structure. Notwithstanding the foregoing, however, if the Participant terminates his employment for any reason within sixty (60) days following a Corporate Transaction, the Restrictions shall terminate with respect to fifty percent (50%) of the Shares subject to this Agreement (as adjusted, if applicable) that are not yet vested.

7. CHANGE IN CONTROL. If this Agreement is not assumed or otherwise continued in full force and effect after the Change in Control, the Restrictions shall terminate automatically and all the Shares shall vest in full. No accelerated vesting of the Shares shall occur upon a Change in Control, and the Restrictions shall continue to remain in full force and effect in accordance with the provisions of the this Agreement provided this Agreement is assumed or otherwise continued in effect after the Change in Control. In such case, the Participant shall, over Participant’s period of Service following the Change in Control, continue to vest in the Shares in accordance with the provisions of the this Agreement. However, immediately upon an Involuntary Termination of Participant’s Service at any time following the Change in Control, the Restrictions shall terminate automatically and all the Shares shall vest in full. Notwithstanding the foregoing, however, if the Participant terminates his employment for any reason within sixty (60) days following a Change in Control, the Restrictions shall terminate with respect to fifty percent (50%) of the Shares subject to this Agreement (as adjusted, if applicable) that are not yet vested.

C. SPECIAL TAX ELECTION

1. SECTION 83(b) ELECTION . Under Code Section 83, the excess of the fair market value of the Shares on the date any Forfeiture Restrictions applicable to such shares lapse over the purchase price (if any) paid for such shares will be reportable as ordinary income on the lapse date. The Participant may elect under Code Section 83(b) to be taxed at the time the Shares are acquired, rather than when and as such Shares cease to be subject to such forfeiture restrictions. Such election must be filed with the Internal Revenue Service within thirty (30) days after the date of this Agreement. Even if no amount is paid for the Shares awarded hereunder (and thus no tax is payable), the election must be made to avoid adverse tax consequences in the future. THE FORM FOR MAKING THIS ELECTION IS ATTACHED AS EXHIBIT I HERETO. PARTICIPANT UNDERSTANDS THAT FAILURE TO MAKE THIS FILING WITHIN THE APPLICABLE THIRTY (30)-DAY PERIOD WILL RESULT IN THE RECOGNITION OF ORDINARY INCOME AS THE FORFEITURE RESTRICTIONS LAPSE.

2. FILING RESPONSIBILITY. PARTICIPANT ACKNOWLEDGES THAT IT IS PARTICIPANT’S SOLE RESPONSIBILITY, AND NOT THE CORPORATION’S, TO FILE A TIMELY ELECTION UNDER CODE SECTION 83(b), EVEN IF PARTICIPANT REQUESTS THE CORPORATION OR ITS REPRESENTATIVES TO MAKE THIS FILING ON HIS BEHALF.

D. GENERAL PROVISIONS

1. NO RIGHT TO FUTURE AWARDS; EXTRAORDINARY ITEM OF COMPENSATION. By entering into this Agreement, the Participant acknowledges: (i) that the award of the Shares is a one-time benefit which does not create any contractual or other right to receive future awards or benefits in lieu of such awards; (ii) that all determinations with respect to any such future awards, including, but not limited to, the times when awards shall be granted, the number of shares subject to each award, and the terms of each award, will be at the sole discretion of the Board; and (iii) that the award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

2. NO EMPLOYMENT OR SERVICE CONTRACT. Nothing in this Agreement shall confer upon Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining Participant) or of Participant, which rights are hereby expressly reserved by each, to terminate Participant’s Service at any time for any reason, with or without cause.

3. NOTICES. Any notice required to be given or delivered to QuadraMed under the terms of this Agreement shall be in writing and addressed to QuadraMed at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the most recent address reflected in QuadraMed’s employment records. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

4. NO WAIVER. The Waiver by the Corporation of a breach of any provision of this Agreement by Participant shall not operate or be construed as a waiver of any subsequent breach of Participant.

E. MISCELLANEOUS PROVISIONS

1. PARTICIPANT UNDERTAKING. Participant hereby agrees to take whatever additional action and execute whatever additional documents the Corporation may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either Participant or the Shares pursuant to the provisions of this Agreement.

2. AGREEMENT IS ENTIRE CONTRACT. This Agreement constitutes the entire contract between the parties hereto with regard to the subject matter hereof. It supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) relating to the subject matter hereof.

3. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without resort to its conflict-of-laws rules.

4. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

5. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and upon Participant, Participant’s assigns and the legal representatives, heirs and legatees of Participant’s estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join herein and be bound by the terms hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

QUADRAMED CORPORATION

By:

Title:

Address:

Lawrence P. English

Address:

EXHIBIT I

SECTION 83(b) TAX ELECTION

This statement is being made under Section 83(b) of the Internal Revenue Code, pursuant to Treas. Reg. Section 1.83-2.

(1) The taxpayer who performed the services is:

Name:

Address:

Taxpayer Ident. No.:

(2) The property with respect to which the election is being made is                  shares of the common stock of QuadraMed Corporation

(3) The property was issued on                 , 200  .

(4) The taxable year in which the election is being made is the calendar year 200  .

(5) The property is subject to a restriction pursuant to which the taxpayer shall forfeit his interest with property if for any reason taxpayer’s employment with the issuer is terminated. The issuer’s repurchase right lapses at the expiration of a three (3) year period ending on                 , 200  .

(6) The fair market value at the time of transfer (determined without regard to any restriction other than a restriction which by its terms will never lapse) is $                 per share.

(7) The amount paid for such property is $                 per share.

(8) A copy of this statement was furnished to QuadraMed Corporation for whom taxpayer rendered the services underlying the transfer of property.

(9) This statement is executed on                 , 200  .

Spouse (if any)	Taxpayer

This election must be filed with the Internal Revenue Service Center with which taxpayer files his or her Federal income tax returns and must be made within thirty (30) days after the execution date of the Stock Issuance Agreement. This filing should be made by registered or certified mail, return receipt requested. Participant must retain two (2) copies of the completed form for filing with his or her Federal and state tax returns for the current tax year and an additional copy for his or her records.

APPENDIX

The following definitions shall be in effect under the Agreement:

A. AGREEMENT shall mean this Stock Issuance Agreement.

B. BOARD shall mean the Corporation’s Board of Directors.

C. CHANGE IN CONTROL shall be deemed to occur in the event of a change in ownership or control of the Corporation effected through either of the following transactions:

(i) the direct or indirect acquisition by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s stockholders which the Board does not recommend such stockholders to accept, or

(ii) a change in the composition of the Board over a period of thirty-six (36) months or less such that a majority of the Board members ceases by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board.

D. CODE shall mean the Internal Revenue Code of 1986, as amended.

E. COMMON STOCK shall mean the Corporation’s common stock.

F. CORPORATE TRANSACTION shall mean either of the following stockholder-approved transactions:

(i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

(ii) the sale, transfer or other disposition of all or substantially all of the Corporation’s assets in complete liquidation or dissolution of the Corporation.

G. CORPORATION shall mean QuadraMed Corporation, a Delaware corporation.

H. INVOLUNTARY TERMINATION shall mean the termination of Participant’s Service by reason of:

(i) Participant’s involuntary dismissal or discharge by the Corporation for reasons other than a Termination for Cause (as defined in the Participant’s employment agreement with the Corporation), or

(ii) Participant’s voluntary resignation following (A) a change in Participant’s position with the Corporation (or Parent or Subsidiary employing Participant) which materially reduces Participant’s level of responsibility, (B) a reduction in Participant’s level of compensation (including base salary, fringe benefits and participation in any corporate-performance based bonus or incentive programs) by more than fifteen percent (15%) or (C) a relocation of Participant’s place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without Participant’s consent.

I. NONPERFORMANCE shall mean a determination by the Board, in its reasonable good faith judgment after notice to the Optionee and a hearing at which the Optionee shall be entitled to present evidence, that (i) the Corporation has failed in a material respect to achieve the financial and other objectives established in the Corporation’s then-applicable operating budget and business plan, and (ii) such failure is demonstrably the result of the Optionee’s non-performance of his duties and responsibilities.

J. OWNER shall mean Participant and all subsequent holders of the Shares who derive their chain of ownership through a Permitted Transfer from Participant.

K. PARENT shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

L. PARTICIPANT shall mean the person to whom the Shares are issued under the Stock Issuance Program.

M. PERMANENT DISABILITY shall mean the inability of Optionee to perform his or her usual duties as an executive officer of the Corporation by reason of any medically determinable physical or mental impairment which is expected to result in death or has lasted or can be expected to last for a continuous period of twelve (12) months or more.

N. PERMITTED TRANSFER shall mean (i) a gratuitous transfer of the Shares, provided and only if Participant obtains the Corporation’s prior written consent to such transfer, (ii) a transfer of title to the Shares effected pursuant to Participant’s will or the laws of intestate succession following Participant’s death or (iii) a transfer to the Corporation in pledge as security for any purchase-money indebtedness incurred by Participant in connection with the acquisition of the Purchased Shares.

O. PLAN shall mean the Corporation’s 1996 Stock Incentive Plan.

P. PLAN ADMINISTRATOR shall mean either the Board or a committee of the Board acting in its administrative capacity under the Plan.

Q. RECAPITALIZATION shall mean any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the Corporation’s outstanding Common Stock as a class without the Corporation’s receipt of consideration.

R. REORGANIZATION shall mean any of the following transactions:

(i) a merger or consolidation in which the Corporation is not the surviving entity,

(ii) a sale, transfer or other disposition of all or substantially all of the Corporation’s assets,

(iii) a reverse merger in which the Corporation is the surviving entity but in which the Corporation’s outstanding voting securities are transferred in whole or in part to a person or persons different from the persons holding those securities immediately prior to the merger, or

(iv) any transaction effected primarily to change the state in which the Corporation is incorporated or to create a holding company structure.

S. RESTRICTIONS shall mean the restrictions imposed on the Shares as described in Paragraph B.1.

T. SHARES shall have the meaning assigned to such term under Paragraph B.1.

U. SERVICE shall mean the Participant’s performance of services for the Corporation (or any Parent or Subsidiary) in the capacity of an employee, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance, a non-employee member of the board of directors or a consultant.

V. STOCK ISSUANCE PROGRAM shall mean the Stock Issuance Program under the Plan.

W. SUBSIDIARY shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

X. VESTING SCHEDULE shall mean the vesting schedule specified in Paragraph B.1, subject to the acceleration provisions of Paragraphs B.5 and B.6.

Y. UNVESTED SHARES shall have the meaning assigned to such term in Paragraph C.1